EXHIBIT 99

         Temecula Valley Bank Appoints Ronald E. Bradley as Senior Vice
                   President, SBA Business Development Officer

    TEMECULA, Calif.--(BUSINESS WIRE)--Dec. 8, 2003--Temecula Valley Bank (OTCBB:TMCV) announced that Ronald E. Bradley has joined the bank as Senior Vice President, SBA Business Development Officer. With more than thirty years of distinguished management experience, Bradley will be responsible for originating SBA loans from the bank's headquarters in Temecula, and he will also service areas throughout the Inland Empire. "Ron Bradley is an outstanding addition to our management team and SBA lending department," said Stephen H. Wacknitz, President and CEO. "Ron's contributions will enable the bank to grow the SBA division and continue to give us an opportunity to provide superior service to business customers in the Temecula Valley and surrounding counties," Wacknitz said.
    Prior to joining Temecula Valley Bank, Bradley was a corporate development consultant for five years, and he served as City Manager for the City of Temecula for five years. Bradley currently serves as Chairman, for the Temecula Valley Chamber of Commerce Board of Directors and as Vice President for the Murrieta-Temecula Group.

    Temecula Valley Bank was established in 1996 and operates full service offices in Temecula, Murrieta, Fallbrook, Escondido and El Cajon. Temecula Valley Bancorp was established in June 2002 and operates as a one-bank holding company for Temecula Valley Bank. As a Preferred Lender (PLP) since 1998, the locally owned and operated bank also has SBA loan production offices in Sherman Oaks, CA, Fresno CA, Chico, CA, Anaheim Hills, CA, Bellevue, WA, Gurnee, IL, Avon, OH, Bradenton, FL, Tampa/St. Petersburg, FL, Coral Springs, FL, Jacksonville, FL, and Atlanta, GA. The Bancorp's common stock is traded over the counter with the stock symbol TMCV.OB and the bank's Internet Web site can be reached at www.temvalbank.com.


    CONTACT: Temecula Valley Bank
             Stephen H. Wacknitz, 909-694-9940
             President/CEO